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                                                                EXHIBIT 10.9 (B)
                            The Aristotle Corporation
                                  27 Elm Street
                          New Haven, Connecticut 06510

                                                                   June 17, 2002
Mr. John Crawford
70 Indian Road
Guilford, Connecticut  06437

Dear John:

Reference is made to that certain employment agreement, dated as of February 1, 2001, between you and The Aristotle Corporation ("Aristotle"), pursuant to which you serve as Aristotle's President and Chief Executive Officer (the "Employment Agreement").

As you know, the Board of Directors of Aristotle has declared a contingent stock dividend (the "Dividend") whereby, contingent upon the completion of the merger (the "Merger") of Aristotle and Nasco International, Inc. ("Nasco"), each holder of Aristotle common stock on the record date of June 10, 2002 will receive, on the closing date of the Merger, one share of Aristotle Series I $6.00 Convertible Voting Cumulative 11% Preferred Stock for each share of common stock owned on such record date.

In consideration of your continuing to serve as Aristotle's Chief Executive Officer and in recognition of the fact that the Dividend has the effect of transferring equity value of $6.00 per share from common to preferred equity, Aristotle agrees that the Employment Agreement shall be amended, effective upon the payment of the Dividend, so that all references in Section IV(B) of the Employment Agreement to "$7.00" shall be deleted and replaced by "$1.00."

Except as specifically provided in this letter, no other amendments, revisions or changes are made to the Employment Agreement. All other terms and conditions of the Employment Agreement remain in full force and effect.

Please acknowledge your acceptance of the foregoing in the space provided below.

                                            THE ARISTOTLE CORPORATION

                                            By:  s/s Sharon Oster
                                            ------------------------
                                                 Sharon Oster
                                            Its: Compensation/Option Committee
                                                 Chairperson
Accepted by:
s/s: John J. Crawford
     -----------------------
John J. Crawford